FOR IMMEDIATE RELEASE

                                  CONTACT:  Patrick W. Allender
                                            Chief Financial Officer
                                            (202) 828-0850

                 DANAHER CORPORATION EXTENDS TENDER OFFER FOR
                            EXIDE ELECTRONICS GROUP
          ______________________________________________________________

               WASHINGTON, D.C., October 2, 1997 - Danaher Corporation (NYSE: DHR) announced today that it has extended its cash tender offer for all outstanding Exide Electronics Group, Inc. (NASDAQ:
          XUPS) equity securities (common shares, preferred shares and warrants) at a price equivalent to $20 per share until 5:00 p.m., New York City time, on October 16, 1997, unless further extended. The offer, which is being made by a wholly owned subsidiary of Danaher, was scheduled to expire at 5:00 p.m., New York City time, on October 2, 1997.

               As of the close of business on October 1, 1997, approximately 56,000 Exide shares had been tendered.

               Exide Electronics provides Strategic Power Management(TM) solutions to a broad range of businesses and institutions worldwide. Exide Electronics' products are used for networking, financial, medical, industrial, voice and data communications, military and aerospace applications --wherever continuous power is essential to daily operations.

               Danaher Corporation is a leading manufacturer of Tools and Components and Process/Environmental Controls.
          (http://www.danaher.com)

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